Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of Evofem Biosciences, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Evofem Biosciences, Inc. and subsidiaries (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of operations, convertible preferred stock and stockholders’ deficit, and cash flows, for each of the two years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses and negative cash flows from operations since inception and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to alleviate these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

San Diego, CA

February 28, 2018

We have served as the Company’s auditor since 2015.

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

In thousands (except share data)

	December 31,
	2017	2016
Assets
Current assets:
Cash	$1,211	$10,937
Restricted cash	490	550
Prepaid and other current assets	653	781

Total current assets	2,354	12,268
Property and equipment, net	848	1,086
Other noncurrent assets	750	1,017

Total assets	$3,952	$14,371

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$8,999	$2,015
Accrued expenses	12,086	5,337
Accrued compensation	2,392	1,617
Series D 2X liquidation preference	79,870	8,030

Total current liabilities	103,347	16,999
Deferred rent	114	172
Other noncurrent liabilities	166	213

Total liabilities	103,627	17,384
Commitments and contingencies (Note 6)
Convertible preferred stock, $0.001 par value; 57,501,624 and 57,501,604 shares authorized at December 31, 2017 and 2016, respectively:
Series A convertible preferred stock, 12,618,279 shares issued and outstanding at December 31, 2017 and 2016	23,848	23,848
Series B convertible preferred stock, 13,801,318 shares issued and outstanding at December 31, 2017 and 2016	43,616	43,616
Series C-1 convertible preferred stock, 8,558,686 shares issued and outstanding at December 31, 2017 and 2016	34,382	34,382
Series C convertible preferred stock, 5,037,784 shares issued and outstanding at December 31, 2017 and 2016	19,469	19,469
Series D redeemable convertible preferred stock, 80 shares issued and outstanding at December 31, 2017; 60 shares issued and outstanding at December 31, 2016	68,556	56,757
Stockholders’ deficit:
Common stock, $0.001 par value; 157,836,540 shares authorized at December 31, 2017 and 2016; 81,119,014 shares issued and outstanding at December 31, 2017 and 2016	81	81
Additional paid-in capital	17,650	20,806
Accumulated deficit	(307,277)	(201,972)

Total stockholders’ deficit	(289,546)	(181,085)

Total liabilities, convertible preferred stock and stockholders’ deficit	$3,952	$14,371

See accompanying notes to the consolidated financial statements.

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands (except share and per share data)

	Years Ended December 31,
	2017	2016
Operating expenses:
Research and development	$23,539	$14,855
Abandoned initial public offering costs	—	4,705
General and administrative	12,148	15,083

Total operating expenses	35,687	34,643

Loss from operations	(35,687)	(34,643)
Other income (expense):
Interest income	128	77
Other (expense) income, net	(46)	38
Loss on issuance of Series D redeemable convertible preferred stock	(8,522)	(26,635)
Loss on extinguishment of related-party note payable	—	(6,651)
Change in fair value of Series D 2X liquidation preference	(61,175)	(543)

Total other expense, net	(69,615)	(33,714)

Loss from continuing operations before income tax	(105,302)	(68,357)
Income tax (expense) benefit	(3)	613

Loss from continuing operations	(105,305)	(67,744)
Discontinued operations:
Income from discontinued operations, net of income tax	—	80
Gain on sale of discontinued operations, net of income tax	—	997

Net gain on sale of discontinued operations	—	1,077

Net loss	(105,305)	(66,667)

Accretion of Series D redeemable convertible preferred stock dividends	(4,017)	(1,144)

Net loss attributable to common stockholders	$(109,322)	$(67,811)

Net loss per share attributable to common stockholders, basic and diluted	$(1.43)	$(0.89)

Weighted-average shares used to compute net loss attributable to common stockholders, basic and diluted	76,359,923	76,551,211

See accompanying notes to consolidated financial statements.

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

In thousands (except share data)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C-1 Convertible Preferred Stock		Series C Convertible Preferred Stock		Series D Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at December 31, 2015	12,768,492	$23,848	13,965,612	$43,616	8,660,572	$34,382	5,037,784	$19,469	—	$—	76,610,860	$76	$15,524	$(135,305)	$(119,705)
Issuance of Series D redeemable convertible preferred stock at fair value upon conversion and cancellation of related-party note payable	—	—	—	—	—	—	—	—	10	9,790	—	—	5,000	—	5,000
Issuance of Series D redeemable convertible preferred stock at fair value for cash, net of issuance costs of $186	—	—	—	—	—	—	—	—	50	45,823	—	—	—	—	—
Cancellation of shares formerly held by EvoMed	(150,213)	—	(164,294)	—	(101,886)	—	—	—	—	—	(250,937)	—	—	—	—
Accretion of Series D redeemable convertible preferred stock dividends	—	—	—	—	—	—	—	—	—	1,144	—	—	(1,144)	—	(1,144)
Issuance of restricted common stock	—	—	—	—	—	—	—	—	—	—	4,759,091	5	(5)	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	1,431	—	1,431
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(66,667)	(66,667)

Balance at December 31, 2016	12,618,279	23,848	13,801,318	43,616	8,558,686	34,382	5,037,784	19,469	60	56,757	81,119,014	81	20,806	(201,972)	(181,085)
Issuance of Series D redeemable convertible preferred stock at fair value for cash, net of issuance costs of $75	—	—	—	—	—	—	—	—	20	7,782	—	—	—	—	—
Accretion of Series D redeemable convertible preferred stock dividends	—	—	—	—	—	—	—	—	—	4,017	—	—	(4,017)	—	(4,017)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	861	—	861
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(105,305)	(105,305)

Balance at December 31, 2017	12,618,279	$23,848	13,801,318	$43,616	8,558,686	$34,382	5,037,784	$19,469	80	$68,556	81,119,014	$81	$17,650	$(307,277)	$(289,546)

See accompanying notes to consolidated financial statements.

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

In thousands

	Years Ended December 31,
	2017	2016
Cash flows from operating activities from continuing operations:
Net loss	$(105,305)	$(66,667)
Gain on sale of discontinued operations	—	(1,077)

Net loss from continuing operations	(105,305)	(67,744)
Adjustments to reconcile net loss from continuing operations to net cash and restricted cash used in operating activities from continuing operations:
Loss on issuance of Series D redeemable convertible preferred stock	8,522	26,635
Loss on extinguishment of related-party note payable	—	6,651
Abandoned initial public offering costs	—	4,705
Tax benefit	—	(615)
Change in fair value of Series D 2X liquidation preference	61,175	543
Stock-based compensation	861	1,431
Depreciation and amortization	244	92
Deferred rent	(30)	(17)
Changes in operating assets and liabilities from continuing operations:
Prepaid and other assets	145	(153)
Accounts payable	7,052	105
Accrued expenses and other liabilities	7,319	3,321
Accrued compensation	775	629

Net cash and restricted cash used in operating activities from continuing operations	(19,242)	(24,417)

Cash flows from investing activities from continuing operations:
Purchases of property and equipment	(6)	(498)
Proceeds from sale of Softcup line of business	250	—

Net cash and restricted cash provided by (used in) investing activities from continuing operations	244	(498)

Cash flows from financing activities from continuing operations:
Payments on advances from related parties, including note payable	—	(4,787)
Proceeds from issuance of Series D redeemable convertible preferred stock, net of issuance costs	9,925	24,814
Cash paid for offering costs	(713)	(1,966)

Net cash and restricted cash provided by financing activities from continuing operations	9,212	18,061

Net cash and restricted cash used in continuing operations	(9,786)	(6,854)
Net cash and restricted cash provided by discontinued operating activities	—	619
Net cash and restricted cash provided by discontinued investing activities	—	600

Net change in cash and restricted cash	(9,786)	(5,635)
Cash and restricted cash, beginning of period	11,487	17,122

Cash and restricted cash, end of period	$1,701	$11,487

Supplemental cash flow information:
Cash paid for interest	$15	$73

Cash paid for taxes	$3	$2

Supplemental disclosure of noncash investing and financing activities:
Tenant improvement allowances paid by landlord	$—	$162

Conversion of related-party note payable into Series D redeemable convertible preferred stock	$—	$5,000

Forgiveness of note payable by related-party	$—	$5,000

Issuance of restricted stock awards	$—	$5

Deferred offering costs included in accounts payable and accrued expenses	$137	$850

Issuance of Series D 2X liquidation preference	$10,665	$7,487

See accompanying notes to consolidated financial statements.

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business and Basis of Presentation

Description of Business

Evofem Biosciences, Inc., formerly Evofem Holdings, Inc. (Evofem Biosciences) is a San Diego-based clinical-stage biotechnology company committed to improving the health and well-being of women throughout the world by addressing women’s unmet medical needs through the discovery, development and commercialization of innovative, next-generation women’s healthcare products. Evofem Biosciences utilizes its multipurpose prevention technology (MPT) in two vaginal gel product candidates that are being developed for multiple indications, including contraception, sexually transmitted infections (STIs) and bacterial vaginosi (BV). Evofem Biosciences’ lead product candidate, Amphora® (L-lactic Acid, citric acid, and potassium bitartrate) is a hormone-free, on demand, woman-controlled vaginal gel currently in a Phase 3 clinical trial as a contraceptive and in a Phase 2b/3 trial for the prevention of urogenital chlamydia and gonorrhea. In addition, Evofem Biosciences recently completed a Phase 1 trial of the Company’s MPT vaginal gel product candidate for the reduction of recurrent BV and is currently designing a Phase 2b/3 trial for this indication.

Evofem Biosciences was incorporated in the state of Delaware in July 2015. Evofem Biosciences’ operations include those of its wholly-owned subsidiaries, Evofem Inc. (Evofem Inc.), a Delaware corporation, Evofem North America, Inc., a Delaware corporation (ENA), Evofem Limited, LLC a Delaware limited liability company and Evofem Ltd., a limited company registered in England and Wales and those of its partially owned subsidiary, Evolution Pharma, a Dutch limited partnership (EP) with 99% of the outstanding partnership interests held by Evofem Biosciences and 1% of the outstanding partnership interests held by Evofem Limited, LLC (collectively, the Company or Management). Evofem Limited, LLC and Evofem Ltd. are currently inactive.

On January 3, 2018, Evofem Biosciences amended its amended and restated certificate of incorporation to increase the authorized number of shares of its common stock from 157,836,540 authorized shares to 380,338,164 authorized shares and to change its name from Evofem Biosciences, Inc. to Evofem Biosciences Operations, Inc. (Evofem Operations), each effective as of January 3, 2018.

On January 17, 2018, Evofem Operations, completed an asset acquisition with Neothetics, Inc. (Neothetics) in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of October 17, 2017, (the Merger Agreement) by and among Neothetics, Nobelli Merger Sub, Inc., a wholly-owned subsidiary of Neothetics (Merger Sub), and Evofem Operations, pursuant to which Merger Sub merged with and into Evofem Operations, with Evofem Operations surviving as a wholly-owned subsidiary of Neothetics (the Merger). On January 17, 2018, in connection with the Merger, Neothetics filed a certificate of amendment to its amended and restated certificate of incorporation to affect a 6:1 reverse stock split of its common stock (Reverse Stock Split), cause Neothetics not to be governed by Section 203 of the Delaware General Corporation Law (DGCL) and change its name from Neothetics, Inc. to Evofem Biosciences, Inc.

Functional Currency

The functional currency of the Company’s wholly-owned subsidiaries, EP and Evofem Ltd, is the United States Dollar. Accordingly, historical exchange rates are used to revalue nonmonetary assets and liabilities and current exchange rates are used to revalue monetary assets and liabilities at each reporting date. For transactions not denominated in the United States Dollar, costs and expenses are recorded at exchange rates that approximate the rates in effect on the transaction date. Transaction gains and losses generated from the revaluation of monetary assets and liabilities denominated in currencies other than the functional currency of the subsidiary are included in other income (expense) in the consolidated statements of operations.

Consolidation

The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States (GAAP). All intercompany accounts and transactions have been eliminated in consolidation.

Risks, Uncertainties and Going Concern

The Company’s principal operations have been related to research and development, including development of Amphora, raising capital, recruiting management and building a corporate infrastructure. The Company has incurred operating losses and negative cash flows from operating activities since inception. As of December 31, 2017, the Company had cash (unrestricted) of $1.2 million, a working capital deficit of $101.0 million and an accumulated deficit of $307.3 million. The Company anticipates it will continue to incur net losses into the foreseeable future.

In August 2014, the Financial Accounting Standards Board (FASB) issued an Accounting Standards Update (ASU) No. 2014-15, Presentation of Financial Statements — Going Concern (ASU No. 2014-15), which requires management of public and private companies to evaluate whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the financial statements are issued (or available to be issued when applicable) and, if so, disclose that fact. Management is required to make this evaluation for both annual and interim reporting periods and is required to evaluate and disclose whether its plans alleviate that doubt. The Company adopted ASU No. 2014-15 in December 2016, as required by the ASU. The adoption of ASU No. 2014-15 resulted in increased disclosures, as per below, and had no quantitative impact on the Company’s consolidated financial statements.

The Company is subject to risks common to other life science companies in the development stage including, but not limited to, uncertainty of product development and commercialization, lack of marketing and sales history, development by its competitors of new technological innovations, dependence on key personnel, market acceptance of products, product liability, protection of proprietary technology, ability to raise additional financing, and compliance with FDA and other government regulations. If the Company does not successfully commercialize any product candidates, it will be unable to generate recurring product revenue or achieve profitability. Management’s plans to meet its short- and long-term operating cash flow requirements include obtaining additional funding.

In August and November 2017, as more fully described in Note 8 — Convertible Preferred Stock to these consolidated financial statements, the Company sold an aggregate of 20 shares of Series D redeemable convertible preferred stock for net proceeds of $9.9 million. The uncertainties associated with the Company’s ability to (i) obtain additional equity financing on terms that are favorable to the Company, (ii) enter into collaborative agreements with strategic partners and (iii) succeed in its future operations, raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts of liabilities that might be necessary should the Company be unable to continue its operations. If the Company is not able to obtain the required funding, through private equity financing or other means, or is not able to obtain funding on terms that are favorable to the Company, it will have a material adverse effect on its operations and strategic development plan for future growth. If the Company cannot successfully raise additional funding and implement its strategic development plan, the Company may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, and/or suspend or curtail planned programs. Any of these could materially and adversely affect the Company’s liquidity, financial condition and business prospects and the Company may have to cease operations.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the notes thereto.

On an ongoing basis, Management evaluates its estimates related to, but not limited to, the useful lives of property and equipment, the recoverability of long-lived assets, pre-clinical and clinical trial accruals, the measurement of the Series D 2X Liquidation Preference, assumptions used in estimating the fair value of stock-based compensation expense and other contingencies. The Company’s assumptions regarding the measurement of the Series D 2X Liquidation Preference and stock-based compensation are more fully described in Note 5 — Fair Value of Financial Instruments and Note 10 — Equity Incentive Plan, respectively. The Company bases its estimates on historical experience and other market-specific or other relevant assumptions that it believes to be reasonable under the circumstances and adjusts when facts and circumstances dictate. The estimates are the basis for making judgments about the carrying values of assets and liabilities and recorded expenses that are not readily apparent from other sources. As future events and their effects cannot be determined with precision, actual results may materially differ from those estimates or assumptions.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business in one operating segment.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and restricted cash. Deposits in the Company’s checking and time deposit accounts are maintained in federally insured financial institutions in excess of federally insured limits. The Company invests in funds through a major U.S. bank and is exposed to credit risk in the event of default to the extent of amounts recorded on the consolidated balance sheets.

The Company has not experienced any losses in such accounts and believes it is not exposed to significant concentrations of credit risk on its cash and restricted cash balances due to the financial position of the depository institutions in which these deposits are held.

Cash and Restricted Cash

As of December 31, 2017 and 2016 cash consists of readily available cash in checking accounts. Restricted cash consists of cash held in monthly time deposit accounts, which are collateral for the Company’s credit card and facility lease.

The following table provides a reconciliation of cash and restricted cash, reported within the consolidated statements of cash flows as of December 31, (in thousands):

	2017	2016
Cash	$1,211	$10,937
Restricted cash	490	550

Total cash and restricted cash presented in the consolidated statements of cash flows	$1,701	$11,487

Fair Value of Financial Instruments

The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, that are required to be recorded at fair value, the Company considers the principal or most advantageous market in which to transact and the market-based risk. The Company applies fair value accounting for all assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis.

The valuation of assets and liabilities are subject to fair value measurements using a three-tiered approach and fair value measurement is classified and disclosed by the Company in one of the following three categories:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2:	Quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported by little or no market activity).

The carrying amounts reported in the consolidated balance sheets for cash, restricted cash, accounts payable, accrued expenses and accrued compensation approximate their fair values due to their short-term nature. As of December 31, 2017 and 2016, based on the borrowing rate currently available to the Company for loans with similar terms, which is considered a Level 2 input, the Company believes the fair value of the Flex Note approximates its carrying value. See Note 3 — Discontinued Operations for a description of the Flex Note received as consideration for the sale of the Softcup line of business.

Property and Equipment

Property and equipment generally consist of research equipment, computer equipment and software and office furniture, and are recorded at cost and depreciated over the estimated useful lives of the assets (generally three to five years) using the straight-line method. Leasehold improvements are stated at cost and are amortized on a straight-line basis over the lesser of the remaining term of the related lease or the estimated useful lives of the assets. Repairs and maintenance costs are charged to expense as incurred and improvements and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the consolidated balance sheets and any resulting gain or loss is reflected in the consolidated statements of operations in the period realized.

Impairment of Long-lived Assets

The Company reviews property and equipment for impairment on an annual basis and whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. An impairment loss would be recognized when estimated future undiscounted cash flows relating to the asset or asset group are less than its carrying amount. An impairment loss is measured as the amount by which the carrying amount of an asset or asset group exceeds its fair value. While the Company’s current and historical operating losses and negative cash flows are possible indicators of impairment, management believes that future cash flows to be generated by these assets support the carrying value of its long-lived assets and, accordingly, did not recognize any impairment losses during the years ended December 31, 2017 and 2016.

Clinical Trial Accruals

As part of the process of preparing the Company’s financial statements, the Company is required to estimate expenses resulting from its obligations under contracts with vendors, clinical research organizations (CROs) and consultants and under clinical site agreements relating to conducting its clinical trials. The financial terms of these contracts vary and may result in payment flows that do not match the periods over which materials or services are provided under such contracts.

The Company’s objective is to reflect the appropriate clinical trial expenses in its financial statements by recording those expenses in the period in which services are performed and efforts are expended. The Company accounts for these expenses according to the progress of the clinical trial as measured by patient progression and the timing of various aspects of the trial. Management determines accrual estimates through financial models and discussions with applicable personnel and outside service providers as to the progress of clinical trials.

During a clinical trial, the Company adjusts the clinical expense recognition if actual results differ from its estimates. The Company makes estimates of accrued expenses as of each balance sheet date based on the facts and circumstances known at that time. The Company’s clinical trial accruals are partially dependent upon accurate reporting by CROs and other third-party vendors. Although the Company does not expect its estimates to differ materially from actual amounts incurred, the Company’s understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low for any period. For the years ended December 31, 2017 and 2016 there were no material adjustments to the Company’s prior period estimates of accrued expenses for clinical trials.

Series D 2X Liquidation Preference

In July 2016, the Company entered into a Series D redeemable convertible preferred stock (Series D) purchase agreement (Series D SPA), as amended, with Woodford Investment Management LLP (WIM), one of the Company’s existing investors. The terms of the Series D financing are described under the Series D Redeemable Convertible Preferred Stock discussion in Note 8 — Convertible Preferred Stock. Under the terms of the Series D SPA, in a liquidation transaction the Company’s Series D redeemable convertible preferred stock participates, prior and in preference to the other series of convertible preferred stock and common stock, at a rate of two times its initial investment, plus accrued and unpaid dividends (the Series D 2X Liquidation Preference). The Company determined the Series D 2X Liquidation Preference represented an embedded derivative, which required bifurcation and separate liability accounting and was initially recorded at fair value. The Company’s accounting for the Series D 2X Liquidation Preference is described in Note 5 — Fair Value of Financial Instruments. Changes in the fair value of the Series D 2X Liquidation Preference are recognized as increases in or decreases to the change in fair value of Series D 2X Liquidation Preference, a component of other income (expense) in the consolidated statements of operations.

The Series D 2X Liquidation Preference will be marked-to-market until the earlier of (i) the automatic conversion into either preferred stock or common stock in a financing in which gross proceeds to the Company are greater than or equal to $45.0 million, (ii) the optional conversion into either preferred stock or common stock in a financing in which gross proceeds to the Company are less than $45.0 million, (iii) its redemption or (iv) upon a change in control event. Upon the occurrence of one of these events, the final change in fair value of the Series D 2X Liquidation Preference will be recognized within change in fair value of Series D 2X Liquidation Preference in the consolidated statements of operations and the Series D 2X Liquidation Preference liability will be reclassified to additional paid-in capital in the consolidated balance sheets.

The Company’s Merger (see Note 14 – Subsequent Events for details of the Merger with Neothetics, Inc.), which is considered a liquidation event, will result in the Series D 2X Liquidation Preference being marked-to-market as of the closing date of the Merger with the resulting change in fair value being recognized in the Company’s consolidated statements of operations and the Series D 2X liquidation preferences being reclassified to additional paid-in capital in the consolidated balance sheets.

Convertible Preferred Stock

The Company’s Series A, Series B, Series C-1, Series C convertible preferred stock and Series D redeemable convertible preferred stock are classified as temporary equity instead of stockholders’ deficit in accordance with authoritative guidance for the classification and measurement of potentially redeemable securities, as the shares are conditionally redeemable at the holder’s option and upon certain change in control events that are outside the Company’s control, including liquidation, sale, or transfer of control of the Company. Upon such change in control events, holders of the Series A, Series B, Series C-1, Series C convertible preferred stock and Series D redeemable convertible preferred stock can cause its redemption.

Research and Development

Research and development (R&D) expenses include the costs associated with the Company’s R&D activities, including, but not limited to, payroll and personnel-related expenses, stock-based compensation expense, materials, laboratory supplies, clinical studies and outside services. R&D costs are expensed as incurred, except when accounting for nonrefundable advance payments for goods or services not yet received. These payments, if any, are capitalized at the time of payment and expensed as the related goods are delivered or the services are performed.

Abandoned Initial Public Offering Costs

During 2015, the Company initiated an initial public offering of its common stock (IPO) on the alternative investment market of the London Stock Exchange and recorded deferred IPO offering costs of $3.4 million as of December 31, 2015. Prior to March 2016, the Company recorded an additional $1.3 million in deferred IPO offering costs. In March 2016, the Company abandoned its efforts to raise capital through an IPO on the alternative investment market and recognized expense of $4.7 million in aggregate IPO costs. These costs included direct costs related to the abandoned transaction and are separately disclosed in the consolidated statements of operations for the year ended December 31, 2016.

Patent Expenses

The Company expenses all costs incurred relating to patent applications (including direct application fees, and the legal and consulting expenses related to making such applications) and such costs are included in general and administrative expenses in the consolidated statements of operations.

Stock-based Compensation

Stock-based compensation expense for equity instruments issued to employees and nonemployee members of the Company’s board of directors is measured based on estimating the fair value of each stock option on the date of grant using the Black-Scholes-Merton option-pricing model (the BSM). Equity instruments issued to nonemployees are valued using the BSM and are subject to revaluation as the underlying equity instruments vest.

Expensing

The following table summarizes the Company’s stock option expensing policies for employees and nonemployees:

	Employees	Nonemployee (Consultant)
Service only condition	Straight-line	Re-value through the performance commitment date

Performance criterion is probable of being met:

Service criterion is complete	Recognize the grant date fair value of the award(s) once the performance criterion is considered probable of occurrence	Re-value the award(s) once the performance criterion is considered probable of occurrence and recognize expense for the then fair value of the award(s)

Service criterion is not complete	Expense using an accelerated multiple-option approach (1) over the remaining requisite service period	Same as for employees, except the award will be marked-to-market through the performance commitment date.

Performance criterion is not probable of being met and:

Is not tied to the successful completion of an initial public offering of the Company’s common stock (IPO)	No expense recognition is required until the performance criterion is considered probable at which point expense is recognized using an accelerated multiple-option approach	Same as for employees, except the award will be marked-to-market through the performance commitment date

Is tied to the successful completion of an IPO by the Company	Upon closing of an IPO by the Company, recognize the grant date fair value of the award(s)	Same as for employees, except expense is recognized based upon the fair value of the Company’s common stock sold in the IPO

(1)	The accelerated multiple-option approach results in compensation expense being recognized for each separately vesting tranche of the award as though the award was in substance multiple awards and, therefore, results in accelerated expense recognition during the earlier vesting periods.

Determining Fair Value of Stock Options

The fair value of the shares of the Company’s common stock underlying its stock-based awards is estimated on each grant date by the Company’s board of directors. To determine the fair value of the common stock underlying option grants, the Company’s board of directors considers, among other things, valuations of the Company’s common stock prepared by an unrelated valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Given the absence of a public trading market for its common stock, the Company’s board of directors exercises reasonable judgment and considers a number of objective and subjective factors to determine the best estimate of the fair value of the Company’s common stock, including the Company’s stage of development; progress of the Company’s R&D efforts; the Company’s operating and financial performance, including levels of available capital resources; the rights, preferences and privileges of the Company’s convertible preferred stock relative to those of its common stock; sales of the Company’s convertible preferred stock; the valuation of publicly traded companies in its industry, equity market conditions affecting comparable public companies and the lack of marketability of the Company’s common stock. The Company obtains valuations on at least an annual basis or when it determines that significant value generating or diminishing internal and/or external events have occurred which would significantly increase or decrease the fair value of the common stock underlying its stock-based awards.

For purposes of re-measuring the Company’s consultant stock options, the Company had valuations performed as of each interim reporting period, which result in concluded fair values for the Company’s common stock underlying the stock options. The Company utilized these concluded fair values to recognize estimated consultant stock-based compensation expense using the BSM at each reporting date.

Forfeitures

The Company early adopted ASU No. 2016-09 Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (ASU No. 2016-09). ASU No. 2016-09 simplified the accounting for employee share-based compensation including the accounting for (i) income taxes, (ii) forfeitures, and (iii) statutory tax withholding, as well as classification in the statement of cash flows. ASU No. 2016-09 allowed the Company to make a one-time policy election to record forfeitures when they occur. As the Company’s consolidated financial statements had not previously been made available for issuance, the Company retroactively adopted ASU No. 2016-09. The Company’s adoption of ASU No. 2016-09 had no impact on the Company’s financial position or results of operations. The Company has had no stock option exercises and, therefore, the simplification of statutory tax withholding requirements and the related changes in the statement of cash flows will be applied prospectively.

Performance-based Awards

In September and October 2016, the Company issued restricted stock awards (RSAs) to members of management and a restricted stock unit (RSU) to the chairman of the Company’s board of directors that are subject to both a time-based vesting restriction as well as a performance criterion (successful completion of an IPO by the Company). See Restricted Stock Awards discussion in Note 9 — Stockholders’ Deficit for terms of the RSAs. See the Consulting Agreements discussion in Note 7 — Related-party Transactions and the Restricted Stock Units discussion in Note 10 — Equity Incentive Plan for terms of the RSU. For these RSAs and the RSU, the Company determined the performance criterion (completion of an IPO by the Company) could be met after the requisite service period is completed. Effective January 1, 2016, the Company adopted ASU No. 2016-12 Compensation — Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period (ASU No. 2016-12). The Company had no prior history of issuing stock options, RSAs or RSUs with both a time-based vesting restriction and a performance condition and, therefore, the adoption of ASU No. 2016-12 had no impact on the Company’s consolidated financial position or results of operations.

For performance-based RSAs (i) the fair value of the award is determined on the grant date, (ii) the Company assesses the probability of the individual milestone under the award being achieved and (iii) the fair value of the shares subject to the milestone is expensed over the implicit service period commencing once management believes the performance criteria is probable of being met, which for an IPO is the IPO effective date.

Income Taxes

The accounting guidance for uncertainty in income taxes prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities based on the technical merits of the position.

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and the tax reporting basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. The Company provides a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized. When the Company establishes or reduces the valuation allowance against its deferred tax assets, its provision for income taxes will increase or decrease, respectively, in the period such determination is made.

Net Loss Per Share

Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares and potentially dilutive securities outstanding for the period determined using the treasury-stock and if-converted methods. For purposes of the diluted net loss per share calculation, potentially dilutive securities are excluded from the calculation of diluted net loss per share because their effect would be anti-dilutive and therefore, basic and diluted net loss per share were the same for all periods presented.

Potentially dilutive securities excluded from the calculation of diluted net loss per share are as follows:

	2017	2016
Convertible preferred stock	40,016,067	40,016,067
Series D redeemable convertible preferred stock	80	60
Unvested restricted common stock subject to repurchase	4,759,091	4,759,091
Unvested restricted stock units	100,000	100,000
Options to purchase common stock	6,244,095	6,341,939

Total	51,119,333	51,217,157

Comprehensive Loss

Comprehensive loss includes all changes in equity during a period from nonowner sources. For each of the years ended December 31, 2017 and 2016, comprehensive loss is composed of net loss, as the Company had no transactions from nonowner sources.

Recently Adopted Accounting Pronouncements

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (ASU No. 2017-01), to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. As permitted under ASU No. 2017-01, the Company early adopted ASU No 2017-01 effective January 1, 2017. The adoption of ASU No. 2017-01 did not have a material impact on the Company’s financial position or results of operations.

Recently Issued Accounting Pronouncements — Not Yet Adopted

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (ASU No. 2014-09), which amends the existing accounting standards for revenue recognition. ASU No. 2014-09 is based on principles that govern the recognition of revenue at an amount an entity expects to be entitled when products are transferred to customers. ASU No. 2014-09 will be effective for the Company beginning January 1, 2018. Although early adoption is permitted, the Company does not plan to early adopt ASU No. 2014-09. The Company plans to adopt ASU No. 2014-09 using the full retrospective approach, which will not have an impact on the Company’s financial position or results of operations as the Company is pre-revenue and does not anticipate generating revenue prior to the Company’s required adoption date.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (ASU No. 2016-02), which changes the presentation of assets and liabilities relating to leases. The core principle of ASU No. 2016-02 is that a lessee should recognize the assets and liabilities that arise from leases. All leases create an asset and a liability for the lessee in accordance with FASB Concepts Statement No. 6, Elements of Financial Statements, and, therefore, recognition of those lease assets and lease liabilities represents an improvement over previous GAAP, which did not require lease assets and lease liabilities to be recognized for most leases. ASU No. 2016-02 will be effective for the Company beginning January 1, 2019. The Company’s 2015 Lease (See Note 6 — Commitments and Contingencies for details of the 2015 Lease) is due to expire in 2020 and will be subject to the provisions of ASU No. 2016-02, however, the Company has not yet assessed the impact of this new standard on its consolidated financial statements.

In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting (ASU No. 2017-09), which clarifies when to account for a change to the terms or conditions of a share-based payment award as a modification. Under the new guidance, modification accounting is required only if the fair value, the vesting conditions, or the classification of the award (as equity or liability) changes as a result of the change in terms or conditions. ASU No. 2017-09 is effective for us beginning January 1, 2018. The Company does not expect the adoption of ASU No. 2017-09 to have a material impact on the Company’s financial position or results of operations.

3.	Discontinued Operations

In June 2016, the Company’s board of directors committed to a plan to sell its Softcup line of business (Softcup) and re-direct its available cash resources to further develop Amphora. In July 2016, the Company entered into an Asset Purchase Agreement with The Flex Company (Flex), whereby Flex would acquire certain assets and assume certain liabilities associated with Softcup. Total consideration for the Softcup sale was $1.9 million, with $0.6 million received in cash at closing and the remaining $1.3 million due and payable under a note in favor of the Company (the Flex Note) through January 1, 2021 (the Maturity Date). The Flex Note bears simple interest at a rate of 5.0% per annum on the remaining principal amount outstanding and is payable each January 1, including accrued and unpaid interest, beginning in 2017 through the Maturity Date.

The Flex Note is secured by the Softcup assets and has been recorded at present value, or approximately $1.3 million, as of the effective date. The Company’s incremental borrowing rate and the stated interest rate of the Flex Note are materially consistent.

The Softcup sale constitutes the sale of a business in accordance with the authoritative guidance and as of June 30, 2016, the Softcup sale met the criteria to be classified as held for sale and, therefore, a discontinued operation. After a short transition period (less than 30 days), the Company no longer has any continuing involvement with Softcup, as such the Company’s consolidated statements of operations and consolidated statements of cash flows exclude from continuing operations Softcup revenue, related costs and the gain on the Softcup sale.

The following table presents major classes of line items constituting gain on sale of discontinued operations for the year ended December 31, 2016 (in thousands):

Revenue	$1,183
Cost of goods sold	(906)
Sales and marketing expenses	(150)

Pretax gain on discontinued operations related to major classes of pretax gain	127
Pretax gain on sale of discontinued operations	1,565

Total pretax gain on sale of discontinued operations	1,692
Income tax expense	(615)

Net gain on sale of discontinued operations	$1,077

4.	Balance Sheet Details

Prepaid and Other Current Assets

Prepaid and other current assets consist of the following as of December 31 (in thousands):

	2017	2016
Flex note receivable	$250	$250
Clinical supplies	119	178
Insurance	96	101
Rent	63	61
Research and development costs	30	51
Other	95	140

Total	$653	$781

Property and Equipment, Net

Property and equipment, net, consists of the following, as of December 31 (in thousands):

	Useful Life	2017	2016
Research equipment	5 years	$639	$125
Computer equipment and software	3 years	6	6
Office furniture	5 years	205	205
Leasehold improvements	5 years or less	340	340
Construction in-process	—	—	508

		1,190	1,184
Less: accumulated depreciation and amortization		(342)	(98)

Total, net		$848	$1,086

Depreciation expense was $0.2 million and $0.1 million for the years ended December 31, 2017 and 2016, respectively.

Other Noncurrent Assets

Other noncurrent assets consist of the following, as of December 31 (in thousands):

	2017	2016
Flex note receivable, net of current portion	$750	$1,000
Deposits	—	17

Total	$750	$1,017

Accrued Expenses

Accrued expenses consist of the following, as of December 31 (in thousands):

	2017	2016
Clinical studies	$8,789	$564
Sublicense fees	2,000	3,010
Deferred offering costs	135	780
Board of directors’ fees and related expenses	247	139
Legal and other professional fees	727	543
Other	188	301

Total	$12,086	$5,337

5.	Fair Value of Financial Instruments

At December 31, 2017 and 2016 the Company had no financial assets and no Level 1 and Level 2 financial liabilities measured on a recurring basis. At December 31, 2017 and 2016 the Company had no financial assets or liabilities measured on a nonrecurring basis.

The fair value of the Company’s Level 3 financial liabilities measured on a recurring basis at December 31 is summarized in the following table (in thousands):

	Level 3 Financial Liabilities
	2017	2016
Series D 2X liquidation preference	$79,870	$8,030

Series D 2X Liquidation Preference is stated at fair value and is considered a Level 3 input because the fair value measurement is based, in part, on significant inputs not observed in the market. The Company determined the fair value of Series D 2X Liquidation Preference as described below.

The following table summarizes the changes in Level 3 financial liabilities measured at fair value on a recurring basis for the two years ended December 31, 2017 (in thousands):

Series D 2X Liquidation Preference
Balance at December 31, 2015	$—
Issuance of Series D 2X liquidation preference	7,487
Change in fair value of Series D 2X liquidation preference	543

Balance at December 31, 2016	$8,030
Issuance of Series D 2X liquidation preference	10,665
Change in fair value of Series D 2X liquidation preference	61,175

Balance at December 31, 2017	$79,870

Series D 2X Liquidation Preference

As described in the Series D 2X Liquidation Preference discussion in Note 2 — Summary of Significant Accounting Policies, the Company’s issuance of Series D resulted in the identification of an embedded derivative that required bifurcation and liability accounting at fair value. See the Series D Redeemable Convertible Preferred Stock discussion in Note 8 — Convertible Preferred Stock for the terms of the Series D.

To determine the fair value of the Company’s Series D 2X Liquidation Preference, the Company utilized a hybrid valuation model that considered the probability of achieving certain exit scenarios, the entity’s cost of capital, the estimated period the Series D 2X Liquidation Preference would be outstanding, consideration received for the instrument with the Series D 2X Liquidation Preference and at what price and changes, if any, in the fair value of the underlying instrument to the Series D 2X Liquidation Preference. The valuation resulted in a concluded fair value of the Series D 2X Liquidation Preference as of July 18, 2016, the original issuance date, of $7.6 million.

In December 2016, upon the final closing of the Series D, the Company determined the issuance of the new shares of Series D had a favorable impact on the overall fair value of the derivative liability at issuance of $0.1 million due to (i) an increased number of shares outstanding as of December 31, 2016, (ii) changes in the Company’s forecast and (iii) changes in the timing of exit scenarios that resulted in a decreased enterprise value. Management recorded the $0.1 million as a reduction of the overall Series D 2X Liquidation Preference liability. As such, for the year ended December 31, 2016 the issuance of the Series D 2X Liquidation Preference was recorded as $7.5 million.

To determine the fair value of the Company’s Series D 2X Liquidation Preference associated with the August and November 2017 issuances of 15 shares and 5 shares, respectively, of Series D in connection with the Series D Amendment (see the Series D Amendment discussion in Note 8 — Convertible Preferred Stock), the Company utilized a hybrid valuation model that considers the probability of achieving certain exit scenarios, the Company’s cost of capital, the estimated period the Series D 2X Liquidation Preference would be outstanding, consideration received for the instrument with the Series D 2X Liquidation Preference and at what price and changes, if any, in the fair value of the underlying instrument to the Series D 2X Liquidation Preference. The valuations resulted in a concluded fair value of the Series D 2X Liquidation Preference at issuance of $2.8 million and $7.9 million for the 15 and 5 shares, respectively, of Series D in connection with the Series D Amendment.

The estimated change in fair value of the Series D 2X Liquidation Preference liability for the years ended December 31, 2017 and 2016 was $61.2 million and $0.5 million, respectively.

6.	Commitments and Contingencies

Operating Leases

In November 2009, Evofem Inc. entered into a lease for office space under a noncancelable lease agreement that expired in March 2017 (the UTC Lease), as amended. Through January 2015, Evofem Inc. shared this office space with Cosmederm Biosciences, Inc. (Cosmederm) when Evofem Inc. assigned its rights and obligations under the UTC Lease to Cosmederm; an entity under common control at the time of the assignment. Effective March 1, 2015, Cosmederm took over the payments under the UTC Lease, however: (i) Evofem Inc. continued to provide supplemental financial support under the UTC Lease and (ii) was still legally responsible for the lease in the event of default by Cosmederm. In March 2016, the UTC Lease was amended to reduce the rentable square footage under the lease at which time the Company agreed to pay a portion of an early termination fee of approximately $0.1 million directly to Cosmederm, which was recognized in general and administrative expenses in the consolidated statements of operations. Effective February 27, 2017, Evofem Inc. entered into a lease termination agreement (the UTC Lease Termination), with Cosmederm and the landlord for the UTC Lease. In exchange for being relieved of all further obligations under the UTC Lease, Cosmederm agreed to (i) pay an early termination fee of approximately $0.1 million (the Early Termination Fee) and (ii) surrender the security deposit of $17,000. In March 2017, Evofem Inc. paid $55,000 of the Early Termination Fee directly to Cosmederm and derecognized the security deposit receivable from the landlord and payable to Cosmederm. Upon execution of the UTC Lease Termination, the Company was relieved of all obligations under the UTC Lease.

Effective February 1, 2015, the Company entered into a sublease for office space under a noncancelable lease agreement that expires in March 2020 (the 2015 Lease). The sublease provides for two renewal periods of five years each, but the sub-lessor is not expected to renew its lease. In lieu of paying a security deposit directly to the sub-lessor, the Company maintains a time deposit in favor of the sub-lessor (the Deposit), which is included in restricted cash in the consolidated balance sheets. During months 13 through 58 of the 2015 Lease term, subject to certain restrictions, approximately $5,000 of the Deposit may be released each month through November 2019 and approximately $66,000 of the Deposit may be released each month between December 2019 and March 2020. In July 2016, the Company received approximately $0.2 million from the landlord as reimbursement for costs incurred by the Company for leasehold improvements. As of December 31, 2017 and 2016, restricted cash maintained as collateral for the Company’s Deposit was $0.4 million for both years.

Concurrent with the execution of the 2015 Lease, the Company entered a sublease with WomanCare Global Trading, Inc. (WCGT) whereby WCGT agreed to sublease approximately 25% (subject to annual adjustment), as amended, of the Company’s office space (the WCG Sublease). The Company remains the primary obligor under the WCG Sublease and records all sublease income as a reduction of rent expense in the consolidated statements of operations. WCGT paid an initial security deposit of approximately $0.3 million (the WCG Security Deposit). During months 13 through 58 of the 2015 Lease term, subject to certain restrictions, approximately $2,500 of the WCG Security Deposit is creditable against monthly rent payments through November 2019 and approximately $33,000 of the WCG Security Deposit is creditable against rent payments each month between December 2019 and March 2020. As of each December 31, 2017 and 2016, the WCG Security Deposit totaled approximately $0.2 million of which approximately $30,000 and $0.2 million is included in accrued expenses and other noncurrent liabilities, respectively, in the consolidated balance sheets. During the years ended December 31, 2017 and 2016 sublease payments received from WCGT totaled approximately $0.2 million and $0.4 million, respectively.

Rent expense for the years ended December 31, 2017 and 2016 was $0.5 million and $0.4 million, respectively. Rent expense is recognized on a straight-line basis over the term of the lease. Accordingly, rent expense recognized in excess of rent paid is accounted for as deferred rent in the consolidated balance sheets. The current portion of deferred rent is included in accrued expenses in the consolidated balance sheets.

As of December 31, 2017, future minimum lease commitments under the above mentioned operating leases, together with sublease income, are as follows (in thousands):

	Operating Leases	Sublease Income	Net
Year ended December 31, 2018	$748	$(187)	$561
Year ended December 31, 2019	777	(194)	583
Year ended December 31, 2020	201	(50)	151

Total	$1,726	$(431)	$1,295

Contingencies

From time to time the Company may be involved in various lawsuits, legal proceedings or claims that arise in the ordinary course of business. There were no claims or actions pending against the Company as of December 31, 2017 and 2016 which Management believes would have, individually or in the aggregate, a material adverse effect on its business, liquidity, financial position, results of operations or cash flows. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm the Company’s business.

Intellectual Property Rights

In 2014, the Company entered into an amended and restated license agreement with Rush University (the Rush License Agreement) pursuant to which Rush University granted Evofem Inc. an exclusive, worldwide license of certain patents and know-how, related to its MPT vaginal gel authorizing the Company to make, distribute and commercialize products and processes for any and all therapeutic, prophylactic and/or diagnostic uses, including, without limitation, use for female vaginal health and/or contraception.

The Company may be obligated to pay an earned royalty based upon a percentage of net sales in the range of mid-single digits. Commencing on January 1 of year three after a product has received regulatory approval and has been introduced to market, the Company may become obligated to pay minimum annual royalties, to the extent the earned royalty or sublicensing fees, as applicable, do not exceed the minimum annual royalties.

In October 2015, ENA and EP entered into separate sublicense agreements (the Sublicenses) with WomanCare Global Trading CIC (WCGCIC) for a contraceptive vaginal ring. In August 2016, ENA, EP and WCGCIC entered into a side letter to modify the timing of the 2016 and 2017 payments due under the Sublicenses. On an aggregate basis, consideration under the Sublicenses consisted of (i) payments or potential payments to the licensor of (a) an upfront payment of $10.0 million, (b) potential regulatory and commercial milestone payments up to $32.0 million, (c) potential royalty payments on net product sales and (d) potential royalty payments on net sales of an equivalent generic product and (ii) $5.0 million in annual sublicense fees through October 1, 2019 to WCGCIC. In December 2016, under the terms of the Sublicenses, ENA and EP provided 90-days written notice of termination of the Sublicenses to WCGCIC, which period concluded on March 28, 2017.

During the year ended December 31, 2016, the Company recognized sublicense fees of $6.0 million, which are included in R&D expenses in the consolidated statements of operations. As of December 31, 2017 and 2016, the Company had accrued sublicense fees of approximately $2.0 million and $3.0 million, respectively, which are included in accrued expenses in the consolidated balance sheets. ENA and EP are responsible for making interest payments to WCGCIC for unpaid sublicense fees. During the years ended December 31, 2017 and 2016, accrued interest expense on unpaid sublicense fees totaled $77,000 and $15,000, respectively. See Note 7 – Related-party Transactions for a summary of the Company’s transactions with WCGCIC and WomanCare Global International (WCGI) and related entities. During 2017, the Company paid the 2016 accrued interest of $15,000.

7.	Related-party Transactions

Consulting Agreements

In August 2013, the Company entered into a consulting agreement (the 2013 Consulting Agreement) with Joe Pike, one of the Company’s founders and then chairman of the Company’s board of directors. Consideration under the 2013 Consulting Agreement was amended in January 2014 and January 2015. Pursuant to the 2013 Consulting Agreement, as amended, Mr. Pike provided consulting services with respect to management advisory services as requested from time to time. The 2013 Consulting Agreement, as amended, provided for monthly compensation of approximately $29,000. In November 2015, Mr. Pike resigned as chairman of the Company’s board of directors. On September 14, 2016, the 2013 Consulting Agreement was terminated and included (i) a waiver by Mr. Pike for approximately $0.2 million in consulting fees and (ii) a termination fee of approximately $0.4 million, which included approximately $0.3 million for tax liabilities incurred from a reorganization of the Company during 2015 ((the 2015 Reorganization) (see Founder Transactions below for additional information). During the year ended December 31, 2017, no compensation was paid to Mr. Pike. During the year ended December 31, 2016, compensation paid to Mr. Pike totaled $0.4 million.

Effective April 1, 2016, the Company entered into a one-year consulting agreement (the 2016 Consulting Agreement) with Thomas Lynch, the chairman of the Company’s board of directors. Pursuant to the 2016 Consulting Agreement, Mr. Lynch provides consulting services with respect to investor relations and business development activities as requested from time to time. Pursuant to the agreement, Mr. Lynch (i) receives compensation of approximately $0.4 million, of which approximately $0.1 million relates to his board service, (ii) received a stock option for the purchase of 150,000 shares of the Company’s common stock with an exercise price of $1.19 per share and (iii) was issued a restricted stock unit for the rights to 100,000 shares of the Company’s common stock (RSU), subject to a restricted stock unit agreement dated October 13, 2016. The stock option vests over a one-year period, through March 1, 2017, and an aggregate of 150,000 shares were vested as of December 31, 2017. The restricted units were expected to vest the later of March 1, 2017 or the completion of an IPO by the Company, however, upon closing of the Company’s Merger, as more fully described in Note 14 – Subsequent Events, Mr. Lynch agreed to cancel his restricted stock units. As of December 31, 2016, accrued compensation, excluding board fees, owed to Mr. Lynch under his 2016 Consulting Agreement totaled approximately $0.3 million which was paid to Mr. Lynch in 2017. See Restricted Stock Units discussion in Note 10 — Equity Incentive Plan for the accounting treatment for Mr. Lynch’s RSU.

In August 2017, the Company and Mr. Lynch entered into a two-year consulting agreement (the 2017 Consulting Agreement), which was effective as of April 1, 2017. This 2017 Consulting Agreement provides for (i) annual compensation of $0.4 million, including $0.1 million related to his board services and (ii) a stock option for the purchase of 250,000 shares of the Company’s common stock which vests quarterly through March 31, 2018. As of December 31, 2017, the Company’s board of directors had not determined the exercise price of Mr. Lynch’s option, and as such the option remained unissued. During the year ended December 31, 2017, compensation paid to Mr. Lynch under the 2017 Consulting Agreement was $0.1 million and accrued compensation owed to Mr. Lynch totaled approximately $0.4 million, of which approximately $0.3 million relates to a bonus earned by Mr. Lynch during 2017.

Founder Transactions

The Company’s 2015 Reorganization created tax liabilities of approximately $0.4 million on an aggregate basis for two of the Company’s founders, Mr. Pike and Thomas Darden. In March 2016, the Company’s board of directors authorized the Company to issue a one-time bonus to each of the founders to cover their tax liabilities. As described under Consulting Agreements, above, Mr. Pike received approximately $0.3 million, which was included as part of his $0.4 million termination fee associated with the 2013 Consulting Agreement. As of December 31, 2016, Mr. Darden’s fee of approximately $0.1 million had not been paid and was included in accrued expenses in the consolidated balance sheets. During the year ended December 31, 2017, compensation paid to Mr. Darden totaled approximately $0.1 million.

Affiliate Transactions

Prior to the Company’s 2015 Reorganization, Evofem Inc. and Cosmederm were wholly-owned subsidiaries of EvoMed. From October 2015 until the completion of the Company’s Series D financing, the Company and Cosmederm remained entities under common control due to significant common ownership interests. As of July 18, 2016, the Company and Cosmederm were no longer affiliated.

Cosmederm Lease

As more fully described in Operating Leases in Note 6 — Commitments and Contingencies, although the Company and Cosmederm were no longer considered entities under common control the Company remained legally responsible under the UTC Lease in the event of default by Cosmederm. During each of the years ended December 31, 2017 and 2016, Evofem Inc. contributed approximately $0.1 million towards the UTC Lease. The UTC Lease was terminated in March 2017. These amounts are recognized in general and administrative expenses and are included in rent expense in the consolidated statements of operations.

Cosmederm Note

During 2015, the Company and Cosmederm entered a promissory note in favor of Cosmederm (the Cosmederm Note) for an aggregate principal amount of $15.0 million, as amended. The interest rate on the Cosmederm Note was at the applicable federal rate as published by the Internal Revenue Service (AFR). Principal and accrued interest were due in a single lump sum payment upon maturity, August 28, 2016; however, the note allowed for early repayment. During the year ended December 31, 2016, Evofem Inc. made principal and accrued interest payments of approximately $4.8 million.

In July 2016 and in conjunction with the Company’s Series D financing, (i) the Company and Cosmederm amended the Cosmederm Note which (a) reduced the principal amount of the Cosmederm Note to the then outstanding principal balance of $10.0 million and (b) extended the maturity date to August 28, 2018 (the Amended Cosmederm Note) and (ii) Cosmederm assigned the Amended Cosmederm Note to WIM, a stockholder in both companies prior to the assignment. As a condition to closing the Company’s Series D, WIM immediately converted $5.0 million of the Amended Cosmederm Note into 10 shares of the Company’s Series D and cancelled the remaining $5.0 million (the Debt Cancellation).

The Company evaluated both the Amended Cosmederm Note and the Debt Cancellation in accordance with the authoritative guidance for troubled debt restructurings and debt extinguishments. The Company concluded that while the reduction in the principal borrowing capacity and the extension of the maturity date are indicators of a troubled debt restructuring (TDR), the Amended Cosmederm Note did not result in a TDR. Rather, the amended terms were a modification, since (i) Cosmederm did not grant the Company any concessions, (ii) the Company did not provide any equity interest or transfer any assets to Cosmederm in anticipation of the Amended Cosmederm Note, (iii) Evofem Inc. had paid down the principal balance from $15.0 million to $10.0 million and repaid all of the accrued interest through the effective date of the Amended Cosmederm Note, and (iv) the extension of the maturity date was provided in anticipation of the assignment to WIM.

The Company determined that the Debt Cancellation was the result of a TDR as (i) the Company had limited cash resources and (ii) the original terms of the Cosmederm Note did not provide for conversion to equity. Since the Debt Cancellation was between related parties, the $5.0 million gain was determined to be a capital contribution and was recorded as additional paid-in capital in the Company’s consolidated balance sheets.

As of December 31, 2017 and 2016, the Company had no receivables from or payable to Cosmederm. The following table summarizes payments and expenses related to the Company’s transactions with Cosmederm as of and for the years ended December 31 (in thousands):

	2017	2016
Payments (including principal and interest on the Cosmederm Note)	$—	$4,976
UTC Lease expenses	$55	$109
Interest expense	$—	$49

EvoMed Debt

Through October 30, 2015, EvoMed had been funding Evofem Inc.’s operations through intercompany debt (the EvoMed Debt). The EvoMed Debt was not formalized in a promissory note; however, EvoMed had no expectation of being repaid in cash and the EvoMed Debt accrued interest at the AFR. As of October 30, 2015, the EvoMed Debt balance was approximately $34.4 million, including accrued interest. During 2015, Evofem Inc. made no principal or accrued interest payments to EvoMed.

As part of the 2015 Reorganization, Evofem Inc. and EvoMed entered into a stock purchase agreement for the issuance of 8,660,572 shares of Evofem Inc.’s Series C-1 convertible preferred stock (Evofem Inc.’s Series C-1) at $3.97 per share. As consideration for the Evofem Inc.’s Series C-1 shares, EvoMed agreed to cancel the EvoMed Debt. The Company evaluated the cancellation of the EvoMed Debt in accordance with the authoritative guidance for TDRs and debt extinguishments and concluded that due to the related party relationship and the 2015 Reorganization, the cancellation of the EvoMed Debt was a debt extinguishment. The Company determined the reacquisition price of the EvoMed Debt equaled the EvoMed Debt balance of $34.4 million, which was also the approximate fair value of the Evofem Inc.’s Series C-1 shares.

Transactions with WCGI and Related Entities (collectively WCG entities)

Overview

In 2009, Saundra Pelletier founded WomanCare Global International, a non-profit organization registered in England and Wales (WCGI) and became WCGI’s chief executive officer. In February 2013, the Company and WCGI formed an alliance (the WCGI Alliance) and Ms. Pelletier also became the Company’s chief executive officer. Concurrent with the forming of the WCGI Alliance, the Company and WCGI entered into (i) a service agreement to which the companies shared resources and employees and (ii) a three-year grant agreement under which the Company provided funding of $4.0 million per year to WCGI.

As more fully described in Note 6 — Commitments and Contingencies, (i) effective in February 2015, the Company and WCGT, a WCGI subsidiary, entered into a sublease for office space and (ii) in October 2015, (a) the Company through its wholly-owned subsidiaries entered into two sublicense agreements, whereby the Company was responsible for paying $5.0 million in annual sublicense fees, net of amounts paid under the grant agreement during 2015, to WCGCIC, also a WCGI affiliate, and (b) the service and grant agreements were cancelled. Sublicense fees are included in research and development expenses in the consolidated statements of operations.

In early 2015, the Company became the corporate sponsor of WCGI’s Then Who Will educational campaign. During each of the years ended December 31, 2017 and 2016, corporate support payments to vendors performing services for the Then Who Will campaign on behalf of WCGI totaled approximately $0.3 million, which are included in general and administrative expenses in the consolidated statements of operations.

Effective January 2016, the Company and WCGI entered into a shared-services agreement (the SSA), which replaced the prior service agreement. Under the terms of the SSA, the Company and WCGI cross charge the other company’s services provided by each entity on behalf of the other. The SSA also allows for netting of due to and due from shared-services fees. As of December 31, 2017 and 2016, net shared-services due to the Company totaled approximately $13,000 and $26,000, respectively. Through December 31, 2016, Ms. Pelletier was being paid directly by each WCGI and the Company. As of January 1, 2017, Ms. Pelletier is no longer paid directly by WCGI and is subject to the Company’s SSA. During the years ended December 31, 2017 and 2016 services provided under the SSA on behalf of WCGI totaled approximately $0.8 million and $0.4 million, respectively.

The following table summarizes receivables, payables, payments and expenses related to the Company’s transactions with WCGI related entities as of and for the years ended December 31 (in thousands):

	2017	2016
Receivables	$17	$30
Payables	$2,077	$3,012
Payments	$1,026	$3,230
Operating expenses	$12	$6,183
Interest expense	$77	$15

Transactions with WCG Cares

In 2013, WCG Cares (WCG), a 501(c)(3) nonprofit organization was incorporated under the laws of the State of California. In February 2017, Ms. Pelletier was elected President and CEO of WCG by the board of directors. In November 2017, Ms. Pelletier was elected Chairperson of the board of directors of WCG and resigned as President and CEO.

In August 2017, the Company agreed to provide WCG with $0.1 million in funding, which was paid to WCG in October 2017, to support the Women Deliver Young Leaders program (Ms. Pelletier joined the board of directors of Women Deliver in 2013 and in May 2017 was appointed as the Chair). The Company also agreed to be a corporate sponsor of WCG’s U.S. education campaign, the Tryst Network, which officially launched in February 2018. As of December 31, 2017, accrued Tryst-related costs totaled $0.2 million.

Variable Interest Entity Considerations

Due to a shared CEO and numerous agreements between the Company and WCGI and the Company and WCG, management reviewed its relationship with both WCGI and its affiliates and WCG in accordance with the authoritative guidance for variable interest entities within Accounting Standards Codification (ASC) 810 — Consolidation. The Company concluded that due to WCGI’s and WCG’s status as not-for-profit entities, the scope exception from qualifying as a variable interest entity was met and, therefore, the Company is not required to consolidate WCGI or WCG.

8.	Convertible Preferred Stock

The designated, issued and outstanding shares of convertible preferred stock, by series, as of December 31, 2017 are as follows (aggregate liquidation amount and proceeds, net of issuance costs, in thousands):

	Shares Designated	Original Issue Price	Shares Issued and Outstanding	Common Stock Equivalents (1)	Aggregate Liquidation Amount	Proceeds, Net of Issuance Costs
Series A	12,768,492	$1.9579445	12,618,279	12,618,279	$24,706	$23,848
Series B	31,034,696	$3.2222	13,801,318	13,801,318	44,471	43,616
Series C-1	8,660,572	$3.97	8,558,686	8,558,686	33,978	34,382
Series C	5,037,784	$3.97	5,037,784	5,037,784	20,000	19,469
Series D (2)(3)	80	$500,000	80		85,160	39,739

Total	57,501,624		40,016,147		$208,315	$161,054

(1)	The Series D shares are convertible into shares in the next equity financing (either preferred or common) at a 50% discount to the fair value price per share of the shares to be issued in the next financing, therefore, the Series D common stock equivalents and the totals for common stock equivalents have been left blank.
(2)	Aggregate liquidation amount includes accrued and unpaid dividends of $5.2 million as of December 31, 2017.
(3)	Proceeds, net of issuance costs, include $35.0 million in cash, $5.0 million from the conversion of the Amended Cosmederm Note less issuance costs of approximately $0.3 million. Excludes the Series D 2X Liquidation Preference net issuance price of $18.2 million, the loss on the issuance of Series D redeemable convertible preferred stock of $35.2 million, loss on extinguishment of related-party note payable of $6.7 million and accrued Series D dividends of $5.2 million.

The designated, issued and outstanding shares of convertible preferred stock, by series, as of December 31, 2016 are as follows (aggregate liquidation amount and proceeds, net of issuance costs, in thousands):

	Shares Designated	Original Issue Price	Shares Issued and Outstanding	Common Stock Equivalents (1)	Aggregate Liquidation Amount	Proceeds, Net of Issuance Costs
Series A	12,768,492	$1.9579445	12,618,279	12,618,279	$24,706	$23,848
Series B	31,034,696	$3.2222	13,801,318	13,801,318	44,471	43,616
Series C-1	8,660,572	$3.97	8,558,686	8,558,686	33,978	34,382
Series C	5,037,784	$3.97	5,037,784	5,037,784	20,000	19,469
Series D (2)(3)	60	$500,000	60		61,144	29,814

Total	57,501,604		40,016,127		$184,299	$151,129

(1)	The Series D shares are convertible into shares in the next equity financing (either preferred or common) at a 50% discount to the fair value price per share of the shares to be issued in the next financing, therefore, the Series D common stock equivalents and the totals for common stock equivalents have been left blank.
(2)	Aggregate liquidation amount includes accrued and unpaid dividends of $1.1 million as of December 31, 2016.
(3)	Proceeds, net of issuance costs, include $25.0 million in cash and $5.0 million from the conversion of the Amended Cosmederm Note less issuance costs of approximately $0.2 million. Excludes the Series D 2X Liquidation Preference net issuance price of $7.5 million, the loss on the issuance of Series D redeemable convertible preferred stock of $26.6 million, loss on extinguishment of related-party note payable of $6.7 million and accrued Series D dividends of $1.1 million.

Series D Redeemable Convertible Preferred Stock

As noted in the Series D 2X Liquidation Preference discussion in Note 2 — Summary of Significant Accounting Policies, the Company entered a Series D SPA with WIM. The Series D SPA authorized the issuance and sale of an aggregate of 60 shares of Series D, which was sold in two closings at an issuance price per share of $500,000. WIM also received the right to receive warrant shares to be determined in the next equity financing (Warrant Rights). See Warrant Rights discussion below.

In July 2016, the Company completed the initial closing of the Series D and issued 31 shares for gross proceeds of $15.5 million and 10 shares upon conversion of $5.0 million in related-party debt from the Amended Cosmederm Note (see Cosmederm Note in Note 7 — Related-party Transactions for discussion regarding the conversion of the Amended Cosmederm Note). Due to the existence of the (i) Series D 2X Liquidation Preference, (ii) the Company’s financial position at the time of the initial closing and (iii) the existence of the Warrant Rights, the Company determined the Series D financing was not the result of an arms-length transaction. The Company had an external valuation completed as of July 18, 2016, which resulted in a concluded fair value per share, inclusive of the Warrant Rights and the Series D 2X Liquidation Preference, of approximately $1.2 million, or an aggregate fair value for the 41 Series D shares of $47.8 million. As described in Series D 2X Liquidation Preference discussion in Note 5 — Fair Value of Financial Instruments, the Company estimated the fair value of the Series D 2X Liquidation Preference to be $7.6 million upon issuance, which was allocated to the Series D 2X Liquidation Preference liability. The Company recorded the remaining estimated fair value of the Series D or approximately $40.2 million, less issuance costs, to the Series D redeemable convertible preferred stock within temporary equity in the consolidated balance sheets. As the Company did not identify any unstated rights and/or privileges associated with the Series D, the aggregate loss on issuance of $27.3 million was recognized within the consolidated statements of operations and was allocated between the loss on extinguishment of related-party note payable from the EvoMed Debt extinguishment and loss on the issuance of Series D redeemable convertible preferred stock within other income (expense) in the consolidated statements of operations. The loss on extinguishment of related-party note payable recognized was $6.7 million and the net loss on the issuance of Series D redeemable convertible preferred stock was $20.6 million.

In December 2016, the Company completed the final closing under the Series D SPA of its Series D and issued 19 shares for net proceeds of $9.5 million. The Company had an external valuation completed as of December 31, 2016, which resulted in a concluded fair value per share, inclusive of the Warrant Rights and the Series D 2X Liquidation Preference, of approximately $0.8 million, or an aggregate fair value for the 19 Series D shares of $15.5 million. As described in Series D 2X Liquidation Preference in Note 5 — Fair Value of Financial Instruments, the Company determined the issuance of the 19 shares had a favorable impact on the overall fair value of the Series D 2X Liquidation Preference at issuance of approximately $0.1 million. The Company recorded the estimated fair value of the Series D of approximately $15.6 million, less issuance costs, to the Series D redeemable convertible preferred stock within temporary equity in the consolidated balance sheets. The Company recognized the difference of $6.0 million between the fair value and the issuance price of the Series D redeemable convertible preferred stock as a loss on the issuance of Series D redeemable convertible preferred stock within other income (expense) in the consolidated statements of operations.

Series D Amendment

In July 2017, the Company amended its certificate of incorporation to increase the number of authorized preferred stock for issuance related to its Series D shares, from 60 shares to 80 shares. In addition, the Company and WIM amended the Series D SPA to allow for (i) an increase in the number of shares of Series D to purchase capital stock of the Company issuable from an aggregate of $30.0 million (60 shares) to $40.0 million (80 shares) and (ii) provide for the Company to have the right to request additional investments from the existing holders of Series D. In August and November 2017, the Company issued additional Warrant Rights and 15 shares and 5 shares, respectively, of Series D for net proceeds of $7.4 million and $2.5 million, respectively. The Warrant Rights were issued with the same terms, rights and privileges as the previous Warrant Rights.

The Company had an external valuation completed as of August 2, 2017, which resulted in a concluded fair value per share, inclusive of the Warrant Rights and the Series D 2X Liquidation Preference, of approximately $0.9 million, or an aggregate fair value for the 15 Series D shares of $13.2 million. As described in Series D 2X Liquidation Preference discussion in Note 5 — Fair Value of Financial Instruments, the Company estimated the fair value of the Series D 2X Liquidation Preference associated with the August 2, 2017 issuance of Series D shares to be $2.8 million upon issuance, which was allocated to the Series D 2X Liquidation Preference liability. The Company recorded the remaining estimated fair value of the Series D or approximately $10.4 million, less issuance costs, to the Series D redeemable convertible preferred stock within temporary equity in the consolidated balance sheets. As the Company did not identify any unstated rights and/or privileges associated with the Series D, the aggregate loss on issuance of $5.7 million was recognized within loss on the issuance of the Series D redeemable convertible preferred stock within other (expense) income in the consolidated statements of operations.

The Company had an external valuation completed as of November 7, 2017, which resulted in a concluded fair value per share, inclusive of the Warrant Rights and the Series D 2X Liquidation Preference, of approximately $1.1 million, or an aggregate fair value for the 5 Series D shares of $5.3 million. As described in Series D 2X Liquidation Preference discussion in Note 5 — Fair Value of Financial Instruments, the Company estimated the fair value of the Series D 2X Liquidation Preference associated with the November 7, 2017 issuance of Series D shares to be $7.9 million upon issuance, which was allocated to the Series D 2X Liquidation Preference liability. The Company recorded the difference in estimated fair value of the Series D or approximately $2.6 million, less issuance costs, to the Series D redeemable convertible preferred stock within temporary equity in the consolidated balance sheets. As the Company did not identify any unstated rights and/or privileges associated with the Series D, the aggregate loss on issuance of $2.8 million was recognized within loss on the issuance of the Series D redeemable convertible preferred stock within other (expense) income in the consolidated statements of operations.

Liquidation

The holders of the Series D are paid prior and in preference to the holders of the other series of convertible preferred stock, with the holders of the Series C convertible preferred stock participating next. The holders of the Series C-1, Series B and Series A participate pro rata and prior and in preference to the holders of common stock.

The following table summarizes the preferred stock preferences in connection with the issuance of the Series D as of December 31, 2017:

	Dividend Rate (1)	Conversion Rate		Liquidation Preference Per Share
Series D	12.0%	1:2	(2)	$1,000,000	(3)
Series C	*	1:1		$3.97
Series C-1	*	1:1		$3.97
Series B	*	1:1		$3.2222
Series A	*	1:1		$1.9579445

(1)	Series D dividends accrue whether or not declared and are payable upon (i) conversion, (ii) redemption or (iii) liquidation. Dividends on all other series of convertible preferred stock are payable when and as declared by the Company’s board of directors and are subordinate to the Series D dividends. As of December 31, 2017 and 2016, no dividends have been paid or declared.
(2)	Represents the rate at which the Series D will convert in the next equity financing, rather than the conversion rate into common stock.
(3)	The Series D Liquidation Preference per share is equal to the sum of two times the issuance price per share of $500,000, plus accrued and unpaid dividends.

Dividends

Dividends on the Series D are payable (i) upon conversion, (ii) redemption or (iii) liquidation. As such, although the Company’s board of directors has not declared dividends, the Company accrues dividends on the Series D stock. As of December 31, 2017 and 2016, the Company’s accrued and unpaid Series D dividends total $5.2 million and $1.1 million, respectively. Through December 31, 2017, the Company’s board of directors has not declared dividends on the other series of preferred stock or common stock and, therefore, the Company has not recorded an accrual for dividends payable related to the Series A, Series B, Series C-1, Series C stock or common stock.

Voting Rights

The preferred stockholders have voting rights equal to the number of common stock shares they would own upon conversion of their convertible preferred stock provided, however, if at any one time either Woodford Equity Income Fund (WEIF), a WIM affiliate, or Invesco Perpetual UK Investment Series Investment Company with Variable Capital (IPUK) individually own stock constituting more than nineteen and one-half percent (19.5%) of the total voting capital, then the stock held by each WEIF and IPUK shall be limited, in the aggregate, to 19.5% of the total votes each on an as converted basis. As of December 31, 2017, both WEIF and IPUK individually owned more than 19.5% of the Company’s voting stock in the aggregate and, therefore, each of their voting percentages is limited to 19.5% of the total voting capital. Upon closing of the Company’s Merger, as more fully described in Note 14 – Subsequent Events, IPUK will no longer be subject to voting restrictions.

Redemption

At any time on or after July 18, 2018, the holders of at least a majority of the then outstanding Series D redeemable convertible preferred stock may deliver to the Company a written instrument requesting redemption of the Series D redeemable convertible preferred stock. The Series D is redeemable in a lump sum at the original issuance price of $500,000 per share plus accrued and unpaid dividends. As of December 31, 2017, the total aggregate redemption amount was $45.2 million.

Warrant Rights

The Warrant Rights will convert into a warrant to purchase up to that number of equity securities to be issued in the next equity financing equal to (i) seventy-five percent (75.0%) of the purchase price paid for the Series D (or $30.0 million), divided by (ii) the per share price of the equity securities issued to the new investors in such next equity financing. The exercise price of the warrants will equal the per share price of the equity securities to be issued in the next equity financing and the warrants will expire seven years from the closing of such next equity financing. The Warrant Rights are inseparable from the Series D. As of December 31, 2017, the Company has not completed a next equity financing and, therefore, the Warrant Rights remain outstanding.

The Company determined that since the exercise price of the warrants to be received by WIM is equal to the fair value of the shares for which it will become exercisable at issuance there was de minimis value associated with the Warrant Rights and, therefore, the Company has not recorded a warrant liability for the Warrant Rights as of December 31, 2017. At each reporting period, the Company continues to evaluate the fair value of the Warrant Rights and when the Warrant Rights are settled or are determined to have value to WIM, the Company will record the fair value in its consolidated financial statements. As described in Note 14 – Subsequent Events, upon completion of the Merger, the Warrant Rights were assumed by Neothetics and amended to become warrants for the purchase of Neothetics common stock.

9.	Stockholder’s Deficit

Common Stock

As of December 31, 2017, and 2016, the Company has 157,836,540 shares of common stock authorized, of which 81,119,014 shares were issued and outstanding. The holder of each share of common stock shall have one vote for each share held.

Phantom Appreciation Rights Agreement and Retired Shares

In February 2013, EvoMed and Ms. Pelletier entered into a phantom appreciation rights agreement (PARA), under the terms of which upon certain triggering events Ms. Pelletier had the right to receive cash, equity securities or other property (the PARA Award). In November 2015, EvoMed began to dissolve its operations and distributed the majority of its stock held in Evofem Biosciences. EvoMed held back certain shares expected to be distributed under the PARA with Ms. Pelletier (the Phantom Shares).

In August 2016, EvoMed assigned its rights in the PARA and transferred the Phantom Shares to the Company. In October 2016, the Company and Ms. Pelletier entered into a phantom rights termination agreement (PRTA) under which her rights to the PARA Award were cancelled and the Company immediately retired the Phantom Shares. The retired Phantom Shares consisted of: 150,213 shares of Series A convertible preferred stock; 164,294 shares of Series B convertible preferred stock; 101,886 shares of Series C-1 convertible preferred stock and 250,937 shares of common stock. The cancelled Phantom Shares (i) are not held in treasury, (ii) are considered unissued and (iii) reduced the number of shares outstanding, however, did not result in the reduction of the number of authorized shares.

As consideration for entering the PRTA, Ms. Pelletier received a restricted stock award for 1,459,091 shares of the Company’s common stock (the Replacement RSA). Vesting of this Replacement RSA is contingent upon the completion of an IPO by the Company. Since both the PARA Award and the Replacement RSA are subject to the completion of an IPO by the Company and completion of an IPO is not considered probable until it has occurred, no expense was recognized as of the issuance date or modification date. Upon completion of an IPO by the Company, the Company expects to recognize stock-based compensation expense of $1.8 million, which is included in the $5.9 million unrecognized stock-based compensation expense for restricted stock awards, noted below under the Restricted Stock Awards discussion. Upon closing of the Company’s Merger, as more fully described in Note 14 — Subsequent Events, Ms. Pelletier agreed to cancel her restricted stock awards.

Restricted Stock Awards

In September 2016, under its 2012 Equity Incentive Plan, the Company issued an aggregate of 4,759,091 shares of restricted stock to members of management (the RSAs), including the Replacement RSA. RSAs for 3,300,000 shares of the Company’s common stock, which vest the later of (i) the second anniversary of the award date or (ii) the successful completion of an IPO by the Company. If the Company completes its IPO prior to the second anniversary of the award date, one-third of the shares subject to the RSAs will vest upon closing of such IPO by the Company. Recipients of RSAs have no rights as a stockholder including the right to dividends until vesting has occurred. The fair value per share of the Company’s common stock on the date of issuance was $1.25 per share. The members of management received the shares outright with no cost per share. As noted in Note 2 — Summary of Significant Accounting Policies and the discussion in Phantom Appreciation Rights Agreements and Retired Shares above, since the vesting of the RSAs is tied to an IPO of the Company, the Company will not recognize stock-based compensation expense until completion of an IPO by the Company. As such, as of December 31, 2017 and 2016, unrecognized stock-based compensation expense for the restricted stock awards was approximately $5.9 million. Upon closing of the Company’s Merger, as more fully described in Note 14 – Subsequent Events, the members of management agreed to cancel their restricted stock awards.

No restricted shares were issued, cancelled or vested during the year ended December 31, 2017.

Common Stock Reserved for Future Issuance

Common stock reserved for future issuance is as follows in common equivalent shares as of December 31, 2017:

Conversion of Series A, Series B, Series C-1 and Series C convertible preferred stock	40,016,067
Rights to common stock units subject to completion of an IPO by the Company	100,000
Common stock options issued and outstanding	6,244,095
Common stock options available for future grant	2,896,814

Total common stock reserved for future issuance (1)	49,256,976

(1)	Excludes (i) shares issuable upon conversion of Series D in the next equity financing at a 50% discount to the issuance price and (ii) shares issuable upon exercise of the Warrant Rights.

10.	Equity Incentive Plan

In September 2012, the Company adopted the 2012 Equity Incentive Plan (the 2012 Plan) which provides for the issuance of restricted common stock, restricted common units, or nonqualified and incentive common stock options to its employees, members of the Company’s board of directors and consultants, from its authorized shares. In general, the options expire ten years from the date of grant and generally vest either (i) over a four-year period, with 25% exercisable at the end of one year from the employee’s hire date and the balance vesting ratably thereafter or (ii) over a three-year period, with 25% exercisable at the grant date and the balance vesting ratably thereafter. The total number of shares reserved for issuance under the 2012 Plan is 14,000,000 shares and as of December 31, 2017, 2,896,814 shares remain available for future grant.

The following table summarizes share option activity for the year ended December 31, 2017:

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value (1)
Outstanding as of December 31, 2016	6,341,939	$1.47
Granted	309,000	$1.11
Exercised	—	$—
Forfeited	(406,844)	$1.51

Outstanding as of December 31, 2017	6,244,095	$1.45	7.8	$—

Options exercisable as of December 31, 2017	4,279,070	$1.58	7.3	$—

Options vested and expected to vest as of December 31, 2017	6,244,095	$1.45	7.8	$—

(1)	As of December 31, 2017, the fair value of the Company’s common shares as determined by its board of directors was $0.31 per share.

The following table summarizes certain information regarding stock options for the years ended December 31, (in thousands, except per share data):

	2017	2016
Weighted-average grant date fair value per share of options granted during the period	$0.83	$0.92
Cash received from options exercised during the period	$—	$—
Intrinsic value of options exercised during the period	$—	$—

Summary of Assumptions

The fair value of stock-based payments for stock options granted to employees, nonemployee directors and consultants was estimated on the date of grant using the BSM based on the following weighted-average assumptions for the years ended December 31:

	2017	2016
Expected volatility	90.9%	89.8%
Risk-free interest rate	2.2%	1.3%
Expected dividend yield	0.0%	0.0%
Expected term (years)	5.9	5.8

Expected volatility. The expected volatility assumption is based on volatilities of a peer group of similar companies whose share prices are publicly available. The peer group was developed based on companies in the biotechnology industry.

Risk-free interest rate. The risk-free interest rate assumption is based on observed interest rates appropriate for the expected term of the stock option grants.

Expected dividend yield. The expected dividend yield assumption is based on the fact that the Company has never paid cash dividends and has no present intention to pay cash dividends.

Expected term. The expected term represents the period options are expected to be outstanding. Because the Company does not have historical exercise behavior, it determines the expected term assumption using the practical expedient as provided for under ASC 718 — Compensation — Stock Compensation, which is the midpoint between the requisite service period and the contractual term of the option.

The following table summarizes stock-based compensation expense related to stock options for the years ended December 31, included in the consolidated statements of operations as follows (in thousands):

	2017	2016
Research and development	$184	$218
General and administrative	677	1,213

Total	$861	$1,431

As of December 31, 2017, unrecognized stock-based compensation expense for employee stock options was approximately $1.7 million, which the Company expects to recognize over a weighted-average remaining period of 2.1 years, assuming all unvested options become fully vested.

Restricted Stock Units

In October 2016, as previously described in Note 7 — Related-party Transactions, the Company issued a RSU for the right to 100,000 shares of the Company’s common stock. The RSU is subject to both a time-based vesting restriction and a performance criterion (successful completion of an IPO by the Company) and becomes fully vested the later of March 1, 2017 or the completion of an IPO by the Company. The fair value per share of the Company’s common stock on the date of issuance was $1.25 per share. The RSU was issued outright at no cost to the holder to exercise his right. As of December 31, 2016, (i) no rights were cancelled, (ii) 25,000 RSUs were unvested and (iii) 75,000 RSUs were vested, contingent upon the completion of an IPO by the Company. The Company will continue to re-value the RSU until completion of an IPO by the Company. As of December 31, 2017, the fair value of the RSU was approximately $31,000 and 100,000 RSUs were vested, contingent upon the completion of an IPO by the Company. Upon closing of the Company’s Merger, as more fully described in Note 14 – Subsequent Events, Mr. Lynch agreed to cancel his restricted stock units.

Recipients of RSUs have no rights as a stockholder including the right to dividend equivalent units until vesting has occurred.

11.	Employee Benefits

The Company has a defined contribution 401(k) plan for all qualifying employees. Employees are eligible to participate in the plan beginning on the first day of the month following their three-month anniversary of employment. Under the terms of the plan, employees may make voluntary contributions as a percent of their compensation. The Company makes a safe-harbor contribution of three percent (3.0%) of each employee’s gross earnings, subject to Internal Revenue Service limitations. In each of the years ended December 31, 2017 and 2016, the Company made safe-harbor contributions of approximately $0.1 million.

12.	Income Taxes

The Company is subject to taxation in the U.S., United Kingdom and various states jurisdictions. Tax years since the Company’s inception remain open to examination by the major taxing jurisdictions to which the Company is subject. The Company’s consolidated pretax loss from continuing operations for the years ended December 31 were generated by domestic and foreign operations as follows (in thousands):

	2017	2016
United States	$(105,222)	$(65,863)
Foreign	(80)	(2,494)

Total	$(105,302)	$(68,357)

Income tax (provision) benefit from continuing operations for the years ended December 31 consists of the following (in thousands):

	2017	2016
United States	$—	$—
State	(3)	554
Foreign	—	59

Total current tax (provision) benefit	(3)	613

Total deferred tax (provision) benefit	—	—

Total	$(3)	$613

The reconciliation between the Company’s effective tax rate on loss from continuing operations and the statutory tax rate for the years ended December 31 is as follows:

	2017	2016
Statutory rate	34.00%	34.00%
State income tax, net of federal benefit	(0.34)%	1.19%
Nondeductible expenses	(0.46)%	(0.01)%
Equity-based expenses	(22.68)%	(17.34)%
Return to provision	0.19%	—%
Tax credits	1.35%	1.52%
Uncertain tax positions	(0.34)%	(0.38)%
Foreign rate differential	(0.03)%	(1.24)%
Rate adjustment	(22.26)%	0.12%
Change in valuation allowance	10.57%	(16.96)%

Provision (benefit) for income taxes	—%	0.90%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s net deferred tax assets arising from its taxable subsidiaries consisted of the following components as of December 31 (in thousands):

	2017	2016
Deferred tax assets:
Net loss carryforwards	$42,281	$49,905
Fixed assets and intangibles	89	3,964
Research and development credits	3,808	2,661
Stock-based compensation	1,394	2,294
Other	846	728

Total deferred tax assets	48,418	59,552

Less: valuation allowance	(48,418)	(59,552)

Net deferred tax assets	$—	$—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all the deferred tax assets will be realized. Generally, the ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based on historical performance and future expectations, management has determined a valuation allowance is needed in respect to its ending deferred tax assets. As of December 31, 2017 and 2016, the valuation allowances against deferred tax assets totaled $48.4 million and $59.6 million, respectively, or a change of $11.1 million.

As of December 31, 2017, the Company had net operating loss (NOL) carryforwards for federal income tax purposes of approximately $172.7 million, which will begin to expire in 2029 if not utilized. As of December 31, 2017, the Company had NOL carryforwards in various states of approximately $104.6 million. The state carryforwards have varying expiration dates beginning in 2029. The Company has foreign NOLs of $0.6 million that do not expire.

As of December 31, 2016, the Company has federal and state R&D tax credit carryforwards of approximately $2.9 million and $1.0 million, respectively. As of December 31, 2017, the Company has federal and state R&D tax credit carryforwards of approximately $4.1 million and $1.2 million, respectively. The federal R&D tax credits begin to expire in 2031, unless utilized, and the state credits do not expire.

The following table summarized the activity related to the Company’s gross unrecognized tax benefits as of December 31 (in thousands):

	2017	2016
Balance at the beginning of the year	$970	$663
Adjustments related to prior year tax positions	(5)	—
Increases related to current year tax positions	370	307
Decreases due to statute of limitation expiration	—	—

Balance at end of year	$1,335	$970

The Company recognizes a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits, and uncertain income tax positions must meet a more likely than not recognition threshold to be recognized. The Company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the consolidated statements of operations. There were no accrued interest and penalties associated with unrecognized tax benefits of December 31, 2017. The Company does not anticipate a significant change in its uncertain tax benefits over the next 12 months.

Management believes it is more likely than not that all significant tax positions taken to date would be sustained by the relevant taxing authorities. Furthermore, the Company has not recognized any tax benefits to date because the Company has established a full valuation allowance for its deferred tax assets due to uncertainties as to their ultimate realization.

Pursuant to Internal Revenue Code (IRC) Sections 382 and 383, annual use of the Company’s NOLs and research and development credit carryforwards may be limited in the event a cumulative change in ownership of more than 50.0% occurs within a three-year period. The Company has not completed an IRC Section 382/383 analysis regarding the limitation of NOLs and R&D credit carryforwards; due to the complexity and cost associated with such a study and the fact that there may be additional such ownership changes in the future. The Company does not expect this analysis to be completed within the next 12 months and as a result, the Company does not expect the unrecognized tax benefits will change within 12 months of this reporting date. Due to the existence of the valuation allowances, future changes in the Company’s unrecognized tax benefits will not impact the Company’s effective tax rate. If the Company has experienced an ownership change at any time since its’s formation, utilization of the NOLs or R&D tax credit carryforwards would be subject to an annual limitation under Section 382 of the IRC, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term tax-exempt rate and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the NOLs or R&D tax credit carryforwards before utilization.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the Tax Act). The Tax Act makes broad and complex changes to the U.S. tax code, including but not limited to (i) reducing the U.S. federal tax rate from 35% to 21%, (ii) requiring companies to pay a one-time transition tax on certain unrepatriated earnings of foreign subsidiaries, (iii) generally eliminating the U.S. federal income tax on dividends from foreign subsidiaries, (iv) requiring a current inclusion in U.S. federal taxable income of certain earnings of controlled foreign corporations, (v) eliminating the corporate alternative minimum tax (AMT) and changing how existing AMT credits can be realized, (vi) creating the base erosion anti-abuse tax, a new minimum tax, (vii) creating a new limitation on deductible interest expense, and (viii) changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017.

The Tax Act reduces the corporate tax rate to 21%, effective January 1, 2018. Consequently, the Company has recorded a decrease related to its deferred tax assets of approximately $18.4 million, with a corresponding net adjustment to the valuation allowance for the year ended December 31, 2017.

The Deemed Repatriation Transition Tax (Transition Tax) is a tax on previously untaxed accumulated and current earnings and profits (E&P) of the Company’s foreign subsidiaries. To determine the amount of the Transition Tax, the Company must determine, in addition to other factors, the amount of post-1986 E&P of the relevant subsidiaries, as well as the amount of non-U.S. income taxes paid on such earnings. Due to losses of the Company’s foreign subsidiaries, the Company has not recorded an obligation for the Transition Tax.

The Tax Act creates a new requirement that certain income (i.e., GILTI) earned by controlled foreign corporations (CFCs) must be included currently in the gross income of the CFCs’ U.S. shareholder. GILTI is the excess of the shareholder’s “net CFC tested income” over the net deemed tangible income return, which is currently defined as the excess of (1) 10% of the aggregate of the U.S. shareholder’s pro rata share of the qualified business asset investment of each CFC with respect to which it is a U.S. shareholder over (2) the amount of certain interest expense taken into account in the determination of net CFC-tested income. Due to current losses of the Company’s foreign subsidiaries, the Company has not made any adjustments related to potential GILTI tax in its financial statements and has not made a policy decision regarding whether to record deferred taxes on GILTI.

The Company must assess whether valuation allowances assessments are affected by various aspects of the Tax Act (e.g., deemed repatriation of deferred foreign income, GILTI inclusions). Since the Company has recorded no amounts related to certain portions of the Tax Act, no changes to the valuation allowance have been recorded.

13. Selected Quarterly Financial Data (unaudited)

The following table contains quarterly financial information for 2017 and 2016. The Company believes that the following information reflects all normal recurring adjustments necessary for a fair statement of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands, except per share data)
Year Ended December 31, 2017
Total operating expense	$4,913	$6,358	$9,070	$15,346
Other expense	353	154	64,961	4,147
Net loss	(5,269)	(6,512)	(74,031)	(19,493)
Net loss attributable to common stockholders	(6,157)	(7,410)	(75,084)	(20,671)
Net loss per share attributable to common stockholders, basic and diluted	(0.08)	(0.10)	(0.98)	(0.27)
Year Ended December 31, 2016
Total operating expense	$13,280	$6,997	$7,043	$7,323
Other income (expense)	6	42	(27,497)	(6,265)
Net loss	(13,243)	(6,860)	(32,975)	(13,589)
Net loss attributable to common stockholders	(13,243)	(6,860)	(33,474)	(14,234)
Net loss per share attributable to common stockholders, basic and diluted	(0.17)	(0.09)	(0.44)	(0.19)

14. Subsequent Events

On January 3, 2018, the Company changed its name to Evofem Biosciences Operations, Inc. (Evofem Operations) and increased its authorized common stock from 157,836,540 to 380,338,164 shares. No changes were made to the Company’s authorized preferred stock.

On January 17, 2018, immediately prior to the closing of the Merger, the Company issued to funds affiliated with Invesco Asset Management warrants for the purchase up to an aggregate of 155,081,982 shares of the Company’s common stock, which were net exercised on a cashless basis for 154,593,455 shares of the Company’s common stock. The shares of common stock of the Company issued upon net exercise of the Invesco Warrants were converted into the right to receive shares of common stock of Neothetics at the common stock exchange ratio described below.

On January 17, 2018, pursuant to the terms of the Merger Agreement, Nobelli Merger Sub, Inc., and Evofem Operations affected the Merger, resulting in Evofem Operations surviving as a wholly-owned subsidiary of Neothetics, Inc. (Neothetics). Immediately following the Merger, Neothetics changed its corporate name to Evofem Biosciences, Inc. Upon completion of the Merger:

•	The Company’s restricted stock units and restricted stock awards were cancelled;

•	Each share of the Company’s capital stock (other than the Company’s Series D stock), including its Series A, Series B, Series C-1 and Series C convertible preferred stock that converted to common stock, was exchanged for approximately 0.1540 shares of the Neothetics’ common stock and each share of the Company’s Series D stock was exchanged for approximately 515,924 shares of Neothetics’ common stock;

•	In accordance with the securities purchase agreement between Neothetics, the Company and Invesco Asset Management, Evofem Biosciences (formerly Neothetics) issued and sold an aggregate of $20.0 million of its common stock;

•	Neothetics assumed the Company’s 2012 Equity Incentive Plan and each outstanding stock option issued thereunder was converted into the right to purchase the number of shares of Neothetics common stock equal to approximately 0.1540 multiplied by the number of shares of the Company’s common stock issuable upon exercise of the option to purchase shares of the Company’s common stock;

•	Neothetics affected a 6:1 reverse stock split;

•	The Company’s Series D Warrant Rights were assumed by Neothetics and replaced with warrants for the purchase of 2,000,000 shares of Evofem Biosciences, formerly Neothetics, common stock, otherwise referred to as the WIM Warrant. The WIM Warrant will become exercisable on January 17, 2019 and shall remain exercisable until the earlier of January 18, 2022 or immediately prior to the completion of an acceleration event. The WIM Warrant will have an exercise price per share equal to the average closing sale prices of Evofem Biosciences, formerly Neothetics’ common stock as quoted on the NASDAQ Capital Market for the 30-consecutive trading days commencing January 18, 2018;

•	Upon completion of the Merger, previously existing stockholder and voting agreements by and between the Company and certain of its stockholders and itself were terminated; and,

•	Evofem Biosciences, formerly Neothetics, and WIM entered a voting agreement, whereby WIM caused each CF Woodford Equity Income Fund (WEIF), Woodford Omnis Income & Growth and Woodford Patient Capital Trust Plc (individually a Fund) to deliver to Evofem Biosciences a duly executed proxy. If at any one time a Fund individually owns stock in excess of 19.5% of the then issued and outstanding voting stock of Evofem Biosciences, then the stock held by each Fund shall be limited, in the aggregate, to 19.5% of the total votes. As of the close of the Merger, WEIF individually owned more than 19.5% of the Company’s voting stock in the aggregate and, therefore, WEIF’s voting percentage is limited to 19.5% of the total voting capital.